Exhibit (c)(3)

Presentation to the Conflicts Committee of Sprague Resources GP LLC Weekly Update Call March 10, 2022 / Confidential Jefferies LLC Member SIPC

Jefferies LLC March 2022 / Weekly Update Call Agenda March 10, 2022 ◼ General Process Update: ─ Jefferies ─ Latham ◼ Diligence Update: ─ Follow-up diligence requests submitted by Latham on Thursday, March 3rd ─ Board books and MD&A have been provided; currently awaiting responses on the other items ◼ Jefferies Discussion Materials (Following Pages): ─ SRLP trading performance relative to peers since the distribution cut on October 25, 2021 ─ Summary and observations on strategic initiatives as presented in the March 2022 Board materials ─ Discussion of follow-up questions for the Sprague management presentation ◼ Next Steps: ─ Committee availability for a formal management presentation 1

Jefferies LLC March 2022 / SRLP Trading Performance Since the Distribution Cut on 10/25/21 SRLP Trading Performance Relative to the Peer Group Since 10/24/21 50 60 70 80 90 100 110 120 10/24/21 11/15/21 12/8/21 12/30/21 1/22/22 2/13/22 3/8/22 SRLP SUN CAPL SPH BKEP GLP Peer Avg. (24%) (9%) (7%) +13% +4% +3% +1% (Indexed to 100) Implied SRLP Unit Price Adjusted for Average Performance of the Peer Group Since 10/24/21 ($/Unit) $10 $15 $20 $25 10/24/21 11/15/21 12/8/21 12/30/21 1/22/22 2/13/22 3/8/22 SRLP Implied SRLP $16.71 $22.13 +32% Source: Capital IQ. (1) Implied SRLP unit price calculated as SRLP unit price as of 10/24/21 multiplied by the average % change of the peer group. Absent a Distribution Cut and Turnover in the Investor Base, SRLP Could be Trading Above $22/Unit On average, the peer group is relatively flat vs. SRLP’s (24%) decline over the time period 2

Summary of Potential Acquisitions and Growth Projects

Reflects Strategic Opportunities as Presented to the Board of Directors on March 1, 2022

Opportunity / Project		Description / Commentary	Financial Metrics
Acquisition Opportunities	**[Redacted]**	▪ Currently in negotiations regarding a potential acquisition of a **[redacted]**-based distributor of heating oil, diesel, natural gas and electricity ▪ Transaction would offer material SG&A synergies and potential follow-on acquisition opportunities ▪ **JEF Commentary**: Unknown purchase price and consideration mix; acquisition opportunity is not contemplated in the financial projections despite QofE ongoing and potential April 2022 close	Annual EBITDA of ~$20 MM Follow-On Acquisition Potential of ~$50 - $55 MM
Growth Prospects / Energy Transition Opportunities	**Sprague Solar**	▪ Sprague to establish solar business in which the company acts as a sales, EPC and service provider of solar across commercial and industrial segments in the U.S. and aggregates and sells the power to downstream customers ▪ Efforts to advance the solar business in 2022 include hiring engineers and project managers, finalizing the roll-out plan for Sprague Solar terminal network, establishing a solar legal entity, and installing solar tank projects ▪ **JEF Commentary**: Unclear how the solar opportunity is reflected in the financial projections	No Explicit Financial Projections in Board Materials
	Offshore Wind	▪ Materials handling opportunity to utilize the Searsport Terminal to support the development of offshore wind projects in the Gulf of Maine (first projects expected as soon as late 2025) ▪ Sprague is actively engaged in maximizing the utilization of the Searsport Terminal and expect spill-over opportunity from southern New England projects by 2025 as state ports reach capacity ▪ **JEF Commentary**: Wind contributes Adj. GM of ~$350K in 2022B growing to ~$1 MM by 2026E in the financial model	
	Renewable Diesel and Renewable Natural Gas	▪ Sprague was selected for exclusive negotiations with NYC as a provider of renewable diesel – initial commitment expected to be 5 MM Gal starting in April 2022, with potential growth to up to 15 MM Gal ▪ Placeholder in Board presentation for Hartree to provide an update on Renewable Natural Gas ("RNG") Opportunities ▪ **JEF Commentary**: Unclear how renewable diesel and RNG opportunities are included in the financial projections	
Asset Sales / Terminal Optimization Efforts	**Stamford Terminal**	▪ Received approval to modify the zoning classification to "Residential-High Density" and executed a PSA to sell the site to a residential real estate developer for a minimum sales price of $15.5 MM – Proceeds dependent on the number of approved residential rental units (300+ planned) ▪ **JEF Commentary**: Sprague management indicated proceeds would be used to repay debt	Minimum Sales Price of $15.5 MM
	Everett Terminal	▪ Throughput contract with Aggregate Industries expired on 12/31/21 and parties could not agree on a contract renewal ▪ Sprague commissioned a feedstock study to assess the viability of converting the asset to RNG production; currently evaluating the prospect of obtaining permits for conversion to RNG ▪ **JEF Commentary**: Asset likely to be sold if unable to repurpose for RNG; financial impact of either option is not clear	No Explicit Financial Projections in Board Materials
	Portland Terminal	▪ Recent changes to consolidate the workforce with S. Portland terminal and to change the product handling offerings have stabilized the terminal to generate ~$1.5 – $2.0 MM per year in pre-tax cash flow ▪ State has approach Sprague to gauge interest in selling the facility with the value expected at ~$15 – $20 MM, with Sprague retaining the right to handle bulk materials ▪ **JEF Commentary**: ~60x multiple of Potential Sales Price relative to the Potential Cash Flow Impact	Potential Sales Price: $15 – $20 MM Potential Cash Flow Impact: ($250K)

Jefferies LLC / March 2022 3 Jefferies

Jefferies LLC March 2022 / Preliminary Question List for Management Presentation General ◼ Management’s stated rationale for the distribution cut was to provide incremental capital to invest in growth. Projected spending on growth in the model provided to the Conflicts Committee and Jefferies is well below the cash made available through the distribution cut ─ Why is there not spending commensurate with the distribution cut incorporated into the model? ─ Of the opportunities available to Sprague today as described in recent Board materials, which are most likely and actionable? ◼ Can management quantify or provide estimated timing for opportunities described in the Board materials, particularly for Solar, Offshore Wind and Renewable Gas / Renewable Diesel? ◼ Please provide a status update on the two acquisition opportunities recently discussed with the Board: ─ Is the impact of any acquisition reflected in the projections provided to the Conflicts Committee and Jefferies? If not, can the model be updated to reflect the standalone projections for the acquisition provided? ─ What is the likelihood of the follow-on terminal acquisition? What is the expected impact of that acquisition on the projections? ─ Are acquisitions intended to be funded with cash, debt or equity issuance? ◼ What criteria and strategic objectives are Management focused on when selecting potential acquisition targets? Are there other acquisitions under consideration beyond those in the Board materials? ◼ There is quite a bit of activity with regards to potential acquisitions and divestitures within the portfolio. Please provide additional context for how Management thinks about the evolving landscape and the overarching vision for Sprague as a platform Refined Products Segment Natural Gas Segment ◼ How are volumetric growth rates for each sub-segment with Refined Products estimated? Are there macro level assumptions applied to the segment or are the projections a “bottoms-up” build based on current customers and contracts? Similarly, what factors drive future estimated margins? ◼ Please comment on the major growth initiatives within the Refined Products segment, along with expected capital requirements and run-rate EBITDA contributions ◼ What are Management’s current plans with Sprague PA – both in terms of further integration into the broader Refined Products segment and in terms of expanding the platform now that it has been stabilized and is generating positive free cash flow? ─ Management notes the potential to aggressively pursue expansion, or to evaluate exit prospects ◼ What are the key risks associated with achieving the projections for this segment? ◼ How are volumetric growth rates for the Natural Gas Segment estimated? Are there macro level assumptions applied to the segment or are the projections a “bottoms-up” build based on current customers and contracts? Similarly, what factors drive future estimated margins? ◼ Please comment on the major growth initiatives within the Natural Gas segment, along with expected capital requirements and run-rate EBITDA contributions ◼ What is Sprague’s current RNG strategy and development timeline? ◼ Please provide additional detail on the segment’s sensitivity to commodity prices and how increasing natural gas market volatility is reflected in the base case financial projections ◼ What are the key risks associated with achieving the projections for this segment? 4

Jefferies LLC March 2022 / Preliminary Question List for Management Presentation (Cont’d) Materials Handling Segment Other Strategic Initiatives ◼ How are Adj. AGM growth rates for the Materials Handling Segment estimated? Are there macro level assumptions applied to the segment or are the projections a “bottoms-up” build based on current customers and contracts. Similarly, what factors drive future estimated margins? ◼ Please comment on the major growth initiatives within the Materials Handling segment, along with expected capital requirements and run-rate EBITDA contributions ◼ Please discuss the volatility in Wind’s historical contribution to Adj. GM and the rationale for the assumed growth rates going forward ◼ What are Management’s expectations for Wind after 2026? ◼ How is the potential impact of increased U.S. infrastructure spending reflected in the projections? Please comment on the magnitude of a potential upside case ◼ What are the key risks associated with achieving the projections for this segment? ◼ Please comment on the any other strategic initiatives or business segments being considered beyond those referenced in recent Board materials, along with expected capital requirements and run-rate EBITDA contributions ◼ Is the excess cash flow created from the distribution cut and asset sales adequate to fund all the opportunities Management believes are available? If not, would incremental debt likely be used to fund projections beyond available cash flow? ◼ What are the expected cash flow impacts of the Stamford and New Bedford terminal divestitures? 5